Exhibit 99.1

CONTACTS:

LP Investor Relations Aaron Howald 615.986.5792 Aaron.Howald@lpcorp.com	LP Media Contact Breeanna Straessle 615.986.5886 Breeanna.Straessle@lpcorp.com

LP Building Solutions Announces COVID-19 Response

NASHVILLE, Tenn. (Mar 30, 2020) - LP Building Solutions (LP) (NYSE: LPX) today announced adjustments to operating schedules, reductions in capital expenditures, and steps to enhance an already strong balance sheet. LP also announced amended guidance consistent with these plans and the uncertainties surrounding the impact of COVID-19, governmental responses, and subsequent economic recovery.

“We are in the early stages of this pandemic,” said LP Chief Executive Officer Brad Southern. “Much is still unknown about the magnitude and duration of health and economic impacts. LP is using the best available information to make sound decisions and act with integrity, agility, and resolve to protect our employees, customers, and shareholders.”

LP Protects Employees, Helps First Responders
LP is committed to protecting our employees and supporting our communities. We are following national, state, and local guidelines, while also continuing to provide our products to support critical infrastructure needs. Employees able to work from home have been doing so since March 16. In our manufacturing facilities in North and South America that have been declared essential by the relevant authorities, LP has instituted rigorous cleaning and social distancing protocols as outlined by the Centers for Disease Control and Prevention (CDC) and World Health Organization (WHO).

While LP’s manufacturing processes do not lend themselves to the production of items needed to fight COVID-19, our mills do stock masks, gloves, and other personal protective equipment (PPE). Our mill leadership teams are donating PPE supplies to local healthcare providers and first responders,” said Southern. “LP has a long history of donating products and supplies to assist with recovery efforts following natural disasters. While this pandemic is unprecedented, supporting our local communities is what we do at LP.”

LP to Reduce Production in April to Match Supply and Demand and Optimize Working Capital
The broad economic slowdown has negatively impacted short-term demand for oriented strand board (OSB). In response, LP will cut OSB production by at least 100 million square feet (MMSF) in April, or about a third of total capacity, through a combination of curtailments and reduced schedules. This flexible approach is designed to maintain agility for further adjustments (up or down) as demand warrants, and to minimize the impact on our employees.

Before the pandemic, and in anticipation of a robust Q2, the siding segment built finished goods inventory in January and February. Given the current outlook, and with sufficient finished goods inventory on hand, production schedules for LP® SmartSide® will be reduced by roughly 50 MMSF in April, with minimal disruption to customers.

LP Enhances Already Strong Balance Sheet
LP has reduced its 2020 capital expenditure plans by 50 percent to roughly $70 million for the year, or an average of $15 million per quarter from Q2 to Q4. LP is also closely scrutinizing all discretionary spending. As with operating schedules, LP has the agility to flex capital and other spending up or down as demand and market conditions warrant.
“Liquidity will be key to weathering this uncertain economy,” said LP Chief Financial Officer Alan Haughie. “We have a strong balance sheet. We have taken steps to maximize liquidity by drawing on our revolving credit line early, cutting capital spending, and minimizing working capital through inventory reduction and reduced production. As of the close of business on Friday, March 27, we had a global cash balance in excess of $480 million, a net-debt to book-capital ratio of 18 percent, and no debt maturities before 2024. With our strong balance sheet and liquidity position, the Company is well-positioned to manage through a variety of down-side scenarios, including substantially lower revenue throughout 2020 and beyond.”

LP Amends Long-Term and 2020 Guidance as Follows:
Long-Term Guidance:

◦	Reaffirm 10-12 percent growth rate for SmartSide strand revenue

◦	Reaffirm 20 percent or higher Adjusted EBITDA margins for Siding

◦	Reaffirm $165 million target for growth and efficiency gains, extending timeframe to account for duration of COVID-19 disruption

◦	Reaffirm 50 percent target for OSB volume from Structural Solutions

◦	Reaffirm long-term capital allocation strategy

2020 Guidance:

◦	Reduce capital expenditures 50 percent to $70 million

◦	No share repurchases in 2020

◦	Suspend SmartSide strand revenue growth guidance for 2020

LP Well Positioned to Weather the Economic Slowdown and Thrive
“This is a fluid situation,” said Southern. “Forecasts vary widely about the nature and duration of the negative economic impacts of this pandemic. That said, long-term housing fundamentals remain strong. I am confident that our strong balance sheet and operational agility will allow LP to effectively manage through this period of uncertainty and thrive once the health and economic effects of COVID-19 have passed.”

About LP Building Solutions
As a proven leader in high-performance building solutions, LP Building Solutions manufactures uniquely engineered, innovative building products that meet the demands and needs of the building industry. Its extensive product portfolio includes durable and dependable exterior siding and trim systems, engineered wood framing and structural panels for single-family homes, multifamily projects, repair & remodel markets, light commercial facilities and outdoor buildings. LP also provides industry leading service and warranties to help customers build smarter, better and faster. Founded in 1973, LP is a global company headquartered in Nashville, Tennessee, and traded on the New York Stock Exchange under LPX. For more information, visit LPCorp.com.

Forward-Looking Statements

This news release contains statements concerning Louisiana-Pacific Corporation's (LP) future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: changes in governmental fiscal and monetary policies, including tariffs, and levels of employment; changes in general economic conditions; changes in the cost and availability of capital; changes in the level of home construction and repair activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business condition of third-party wholesale distributors and dealers; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost of and availability of energy, primarily natural gas, electricity and diesel fuel; changes in the cost of and availability of transportation; difficulties in the launch or production ramp-up of newly introduced products; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor disruptions, and supply interruptions; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real and Chilean peso; changes in general and industry-specific environmental laws and regulations; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenge or exploitation of our intellectual property or other proprietary information by others in the industry; changes in the funding requirements of our defined benefit pension plans; the resolution of existing and future product-related litigation and other legal proceedings; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; the costs, and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. Investors are cautioned that many of the assumptions upon which LP's forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which LP cannot control, and production volumes and costs, some aspects of which LP may not be able to control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events or circumstances.

Use of Non-GAAP information

In this press release, we disclose non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. We disclose earnings from continuing operations before interest expense, taxes, depreciation and amortization and exclude stock-based compensation expense, impairment of long-lived assets, other operating credits and charges, net, loss on early debt extinguishment, investment income and other non-operating items as Adjusted EBITDA from continuing operations (Adjusted EBITDA) which is a non-GAAP financial measure. We have included Adjusted EBITDA in this news release because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies in our industry. We use Adjusted EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates. We also disclose Adjusted income from continuing operations attributed to LP, which excludes impairment of long-lived assets, interest outside of normal operations, other operating credits and charges, net, early debt extinguishment, other non-operating items, and adjusts for a normalized tax rate (Adjusted Income). We believe that Adjusted Income is a useful measure for evaluating our ability to generate earnings and that providing this measure will allow interested persons to more readily compare the earnings for past and future periods. Neither Adjusted EBITDA nor Adjusted Income are substitutes for the U.S. GAAP measure of net income or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly-titled measures differently and, therefore, as presented by us may not be comparable to similarly-titled measures reported by other companies. Adjusted EBITDA and Adjusted Income have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operations of our business.